Exhibit 8.1

                                February 10, 1995



The Colonial Group, Inc.
One Financial Center
Boston, MA  02111

Re: Amendment and Restatement  dated
February 8, 1995 of the Agreement and Plan and
Merger dated as of October 12, 1995, by and among Liberty Financial Companies, Inc., New
LFC Inc., Apple Merger Corporation, and The
Colonial Group, Inc. (the "Agreement")

Ladies and Gentlemen:

     This opinion is furnished in connection with (i) a proposed transaction pursuant to the Agreement whereby Liberty Financial Companies, Inc., a subsidiary of Liberty Mutual Equity Corporation, will contribute substantially all of its assets to New LFC Inc. ("LFC") in exchange for LFC Stock and the assumption of all of Liberty Financial Companies, Inc.'s liabilities in existence immediately before the transaction (the "Parent Contribution") and
(ii) a proposed merger pursuant to the Agreement (the "Merger") whereby Apple Merger Corporation ("Sub"), a Massachusetts corporation which is a wholly-owned subsidiary of LFC, will be merged with and into The Colonial Group, Inc., a Massachusetts corporation (the "Company"). Upon consummation of the Merger, each issued and outstanding share of Company Common Stock will be converted into the right to receive, in certain permitted combinations only, shares of LFC common stock, shares of LFC preferred stock, and cash, as provided in the Agreement. You have requested our opinion as to certain federal income tax consequences anticipated to follow from implementation of the Agreement. Capitalized terms used herein and not otherwise defined have the respective meanings given those terms in the Agreement.

     For purposes of our opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Notice of Special Meeting of Stockholders and Proxy Statement of the Company dated February 10, 1995, the Prospectus of LFC dated February 10, 1995, and related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

     As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Documents and on representations of the Company, Liberty Mutual Equity Corporation, Liberty Financial Companies, Inc., LFC, Sub, and certain shareholders of the Company (the "Representations") concerning certain facts underlying and relating to the proposed transactions. Our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the "Code"), and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may occur hereafter.

     On the basis of and subject to the foregoing, and assuming due adoption and implementation of the Agreement in accordance with its terms and consistent with the representations set out in the Documents and with the Representations, we are of the opinion that for federal income tax purposes:

     1. The Parent Contribution together with the transfer of stock of the Company by its shareholders pursuant to the Merger constitute an integrated exchange of property for stock described in Section 351 of the Code as to which no gain or loss shall be recognized to the shareholders of the Company except, in the case of holders of Company Common Stock (including, without limitation, holders of Dissenting Common Shares), with respect to cash received by such holders in accordance with the Agreement;

     2. No gain or income will be recognized by LFC, Sub or the Company as a result of the Parent Contribution or the Merger; and

     3. To the extent they address matters of tax or legal conclusions, the statements concerning federal income tax consequences set forth under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT" in the registration statement filed with the Securities and Exchange Commission of which the Proxy Statement and Prospectus referred to above form a part are accurate in all material respects.

     Our opinion in paragraph 1 above with respect shareholders of the Company is based in part on a representation from the Company that, to the best of its knowledge, no shareholder of the Company has a binding commitment (other than as a result of an election made by the shareholder pursuant to the Agreement) or is under an economic compulsion to sell or otherwise dispose of the shareholder's stock in the Company on the date of Closing or the date the Merger is effective. To the extent any particular shareholder has such a binding commitment or is under such economic compulsion, our opinion that no gain or loss shall be recognized may not apply to such shareholder's exchange of Company stock for stock of LFC pursuant to the Merger.

     There is no assurance that our conclusions in this opinion will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code or the interpretation thereof by the courts or the Internal Revenue Service. This opinion is being delivered solely to you and your shareholders for your use in connection with the referenced transactions. It may not be relied upon by any other person or used for any other purpose without our prior written consent.

     We consent to the filing of this opinion as an exhibit to the registration statement filed with the Securities and Exchange Commission of which the Proxy Statement and Prospectus referred to above form a part, and to the references to this firm under the captions "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT" and "LEGAL MATTERS" in said registration statement.

                                     Very truly yours,



                                     BINGHAM, DANA & GOULD